Exhibit 4.1

Execution Version

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of September 28, 2021, is entered into by and among (i) LumiraDx Limited, a Cayman Island exempted company limited by shares with company number 314391 (the “Company”); (ii) Continental Stock Transfer & Trust Company, a New York Limited Purpose Trust Company (the “Outgoing Warrant Agent”), (iii) Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Successor Warrant Agent”, also referred to herein as the “Transfer Agent”); and (iv) CA Healthcare Acquisition Corp. (“CAH”), a Delaware corporation.

WHEREAS, CAH and the Outgoing Warrant Agent are parties to that certain Warrant Agreement, dated as of January 26, 2021, and filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2021 (the “Prior Warrant Agreement”); and

WHEREAS, on January 29, 2021, CAH consummated its initial public offering (“Offering”) of 11,500,000 units (the “Units”), with each Unit consisting of one share of Class A common stock of CAH, par value $0.0001 per share (“CAH Common Stock”), and one-half of one warrant, where each warrant entitles the holder to purchase one share of CAH Common Stock at a price of $11.50 per share (the “Warrants”); and

WHEREAS, CAH filed with the SEC a registration statement on Form S-1, File No. 333-251969 (the “Registration Statement”) and prospectus (the “Prospectus”) dated January 26, 2021, for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Warrants and the CAH Common Stock included in the Units; and

WHEREAS, CAH, the Company and LumiraDx Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Agreement and Plan of Merger, dated as of April 6, 2021, as amended on August 19, 2021 and August 27, 2021 (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into CAH with CAH surviving such merger as a wholly-owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, among other things, all shares of CAH Common Stock issued and outstanding immediately prior to the Effective Time (as such term is defined in the Merger Agreement), after giving effect to the transactions set out in the Merger Agreement, shall be automatically canceled and extinguished in accordance with the terms of the Merger Agreement, in consideration for the right to receive one common share of the Company with a par value of US$ 0.0000028 (the “Common Shares”); and

WHEREAS, the Company desires that the Outgoing Warrant Agent resign from acting, and the Successor Warrant Agent be appointed to act, on behalf of the Company, and the Outgoing Warrant Agent is willing to so resign and the Successor Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants and accordingly the Successor Warrant Agent shall be vested with and shall assume all the authority, powers, rights, immunities, duties, and obligations of the Outgoing Warrant Agent with like effect as if it were originally named as the Warrant Agent hereunder.

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Successor Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement; and

WHEREAS, pursuant to Sections 7.4.1 and 9.8 of the Prior Warrant Agreement, the Prior Warrant Agreement may be amended by CAH and the Outgoing Warrant Agent without the consent of the Registered Holders in order to, among other things, (x) add or change any provisions with respect to matters or questions arising under the Prior Warrant Agreement as the parties thereto may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders and (y) provide for the delivery of an Alternative Issuance (as defined below); and

WHEREAS, pursuant to the terms of the Merger Agreement, the Registered Holders shall be delivered an Alternative Issuance; and

WHEREAS, in connection with the Merger, the Company, CAH, the Outgoing Warrant Agent and the Successor Warrant Agent desire to amend and restate the Prior Warrant Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.      Appointment of Successor Warrant Agent; Assumption by the Company of CAH Warrants.

1.1      Appointment of Successor Warrant Agent; Resignation of Outgoing Warrant Agent.

(a)      The Company hereby appoints the Successor Warrant Agent to act as agent for the Company for the Warrants, and the Successor Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

(b)      The Outgoing Warrant Agent hereby resigns as agent for the Company for the Warrants and accordingly all of the Outgoing Warrant Agent’s right, title and interest in and to the Prior Warrant Agreement (as amended hereby) shall be assigned to the Successor Warrant Agent as of the Effective Time (as defined in the Merger Agreement) and the Successor Warrant Agent hereby assumes, and agrees to perform, satisfy and discharge in full, as the same become due, all of the Outgoing Warrant Agent’s liabilities and obligations under the Prior Warrant Agreement (as amended hereby).

(c)      Unless otherwise explicitly referred to herein all references to the “Warrant Agent” in this Agreement shall be construed as a reference to the Successor Warrant Agent.

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1.2      Assignment and Assumption; Consent.

1.2.1      Assignment and Assumption. CAH hereby assigns to the Company all of CAH’s right, title and interest in and to the Prior Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of CAH’s liabilities and obligations under the Prior Warrant Agreement (as amended hereby).

1.2.2      Consent. The Outgoing Warrant Agent hereby consents to the assignment of the Prior Warrant Agreement by CAH to the Company pursuant to Section 1.2.1 hereof effective as of the Effective Time, and the assumption of the Prior Warrant Agreement (as amended hereby) by the Company from CAH pursuant to Section 1.2.1 hereof effective as of the Effective Time, and to the continuation of the Prior Warrant Agreement (as amended hereby) in full force and effect from and after the Effective Time.

1.3      Amendment and Restatement of Prior Warrant Agreement. CAH and the Outgoing Warrant Agent hereby amend and restate the Prior Warrant Agreement as provided in this Section 1.3, effective as of the Effective Time, such that the rights and obligations of the Warrants shall be governed by the terms of this Agreement, and acknowledge and agree that the amendments to the Prior Warrant Agreement as set forth in this Agreement are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.      Warrants.

2.1      Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of any of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, General Counsel or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2      Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Successor Warrant Agent pursuant to this Agreement (or countersigned by the Outgoing Warrant Agent for the Warrants issued pursuant to the Prior Warrant Agreement), a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3      Registration.

2.3.1      Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

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If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above, save that each of the parties agree and acknowledge that any Warrants issued pursuant to the Prior Warrant Agreement which have been countersigned by the Outgoing Warrant Agent shall be recognized as valid by the Successor Warrant Agent for the purposes of this Agreement and all relevant provisions of this Agreement shall be construed accordingly.

2.3.2      Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (individually, the “Registered Holder”, and collectively, the “Registered Holders”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4      No Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

3.      Terms and Exercise of Warrants.

3.1      Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Common Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which Common Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days (as defined below), provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants. The term “Business Day” as used in this Agreement shall mean any day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

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3.2      Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the date hereof and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date hereof or (y) the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) to the extent then held by the original purchasers thereof in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3      Exercise of Warrants.

3.3.1      Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) Common Shares pursuant to the exercise of a Warrant, properly completed and duly executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each full Common Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Shares and the issuance of such Common Shares, as follows:

(a)      by certified check payable to the order of the Warrant Agent or by wire transfer;

(b)      in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. The Company shall calculate and transmit to the Warrant Agent with written notice, the number of Common Shares issuable upon such exercise using the formula set forth in this subsection 3.3.1(b). The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Shares to be issued on such exercise, pursuant to this subsection 3.3.1(b), is accurate or correct. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof; or

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(c)      as provided in Section 7.4 hereof.

3.3.2      Issuance of Common Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Common Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Common Shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Common Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Common Shares upon exercise of a Warrant unless the Common Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants, except pursuant to Section 7.4. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Warrants to settle such Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Common Share, the Company shall round down to the nearest whole number, the number of Common Shares to be issued to such holder.

3.3.3      Valid Issuance. All Common Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable. On the date of this Agreement, the Company shall provide an opinion of counsel which shall state that all Warrants or Common Shares exercisable under such Warrants, as applicable, are registered under the Securities Act, or are exempt from such registration, and all Warrants are validly issued and the Common Shares arising upon exercise of such Warrants shall be validly issued and, subject to payment of the subscription price paid for such Common Shares, fully paid and non-assessable.

3.3.4      Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Common Shares is issued shall for all purposes be deemed to have become the holder of record of such Common Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Common Shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

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3.3.5      Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify)(the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such person and its affiliates shall include the number of Common Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Common Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Common Shares, the holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent annual report on Form 10-K or 20-F, quarterly report on Form 10-Q (if applicable), current report on Form 8-K or Form 6-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.      Adjustments.

4.1      Stock Dividends.

4.1.1      Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Common Shares is increased by a stock dividend payable in Common Shares, or by a split-up or subdivision of Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or subdivision or similar event, the number of Common Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Common Shares. A rights offering to holders of the Common Shares entitling holders to purchase Common Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Share) and (ii) one (1) minus the quotient of (x) the price per Common Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Share, in determining the price payable for Common Share, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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4.1.2     Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Shares on account of such Common Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Common Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Common Shares issuable on exercise of each Warrant) does not exceed $0.50.

4.2      Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Common Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Common Shares.

4.3      Adjustments in Warrant Price. Whenever the number of Common Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Common Shares so purchasable immediately thereafter.

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4.4      Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Shares), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Common Shares (or other securities convertible into Common Shares), the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Shares in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the- counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a current report on Form 8-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Common Share shall be the volume weighted average price of the Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Shares consists exclusively of cash, the amount of such cash per Common Share, and (ii) in all other cases, the amount of cash per Common Share, if any, plus the volume weighted average price of the Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Common Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

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4.5      Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Common Shares issuable upon exercise of a Warrant, the Company shall give reasonably prompt written notice thereof to the Warrant Agent, which notice shall state any new or amended exercise terms including the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Common Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Warrant Agent shall have no obligation under any section of this Agreement to determine whether an event requiring such adjustment has occurred, nor to calculate any of the adjustments set forth herein or to investigate or confirm the Company’s determination of the number of Common Shares to be issued on such exercise. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6     No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Common Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Common Shares to be issued to such holder.

4.7     Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Common Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

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4.8      Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment, provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with the Merger. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.      Transfer and Exchange of Warrants.

5.1      Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2      Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3      Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4      Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

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5.5      Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign by manual, electronic or facsimile signature and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.      Redemption.

6.1      Redemption of Warrants. Subject to Section 6.3 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Shares reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof) (the “Redemption Trigger Price”), on each of twenty (20) trading days within the thirty (30) trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which notice of the redemption is given; provided further that there is an effective registration statement covering the Common Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b) and such cashless exercise is exempt from registration under the Securities Act.

6.2      Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3     Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of Common Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.      Other Provisions Relating to Rights of Holders of Warrants.

7.1      No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

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7.2      Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3      Reservation of Common Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4      Registration of Common Shares; Cashless Exercise at Company’s Option.

7.4.1      Registration of the Common Shares. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of the Merger, it shall use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Common Shares issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Merger, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Merger and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Common Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. The Company shall calculate and transmit to the Warrant Agent with written notice, the number of Common Shares issuable upon such exercise using the formula set forth in this subsection 7.4.1. The Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Common Shares to be issued on such exercise, pursuant to this subsection 7.4.1, is accurate or correct. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Common Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor statute)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

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7.4.2      Cashless Exercise at Company’s Option. If the Common Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Warrants who exercises Warrants to exercise such Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Common Shares issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.

8.      Concerning the Warrant Agent and Other Matters.

8.1      Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Common Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Common Shares.

8.2      Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1      Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit the holder’s Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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8.2.2      Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Shares not later than the effective date of any such appointment.

8.2.3     Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3      Fees and Expenses of Warrant Agent.

8.3.1      Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and shall, pursuant to its obligations under this Agreement, the Company agrees to reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder, including the reasonable and properly incurred compensation and expenses of the Warrant Agent’s agents and legal counsel as agreed.

8.3.2      Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4      Liability of Warrant Agent.

8.4.1      Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may also consult with legal counsel for the Warrant Agent or the Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents shall not be liable and shall be indemnified, subject to the provisions of Section 8.4.2 below, by Company for any action taken or omitted by the Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel in the absence of bad faith (which bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

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8.4.2      Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant to this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

8.4.3      Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares shall, when issued, be valid and fully paid and non-assessable.

8.4.4      Limitation of Liability. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including any reimbursed expenses, during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.

8.4.5      Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

8.4.6      Survival. The Company’s obligations pursuant to this Section 8.4 shall survive the termination of this Agreement or removal of the Warrant Agent.

8.5      Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Common Shares through the exercise of the Warrants.

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8.6      Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date of the Prior Warrant Agreement, by and between CAH and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

8.7      Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services under this Agreement (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.8       Delivery of Exercise Price. The Warrant Agent shall forward Funds received for Warrant exercises in a given month by the 5th Business Day of the following month by wire transfer to an account designated by the Company.

8.9      Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

8.10     Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to (i) subpoenas from state or federal government authorities (e.g., in divorce and criminal actions) or (ii) securities law disclosure rule or disclosure rules of the Commission or any stock exchange.

8.11     Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

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9.      Miscellaneous Provisions.

9.1      Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

9.2      Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Outgoing Warrant Agent or the Successor Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

PO Box 1350, Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

Attention: General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Outgoing Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Outgoing Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Successor Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Successor Warrant Agent with the Company), as follows:

Computershare Inc.,

Computershare Trust Company, N.A.,

150 Royall Street

Canton, MA 02021

Attention: Client Services

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9.3      Applicable Law; Exclusive Forum. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”), and (y) having service of process made upon such warrant holder in any Enforcement Action by service upon such warrant holder’s counsel in the Foreign Action as agent for such warrant holder.

9.4      Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, and their successors and assigns and of the Registered Holders of the Warrants.

9.5      Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6      Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

9.7      Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

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9.8      Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake including to conform the provisions of this Agreement to the description of the terms of the Warrants and this Agreement set forth in the Prospectus or any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8.

9.9      Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof; further, provided, however, that if such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10     Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LUMIRADX LIMITED

By:	/s/Veronique Ameye
Name:	Veronique Ameye
Title:	Authorised Signatory

[Signature Page to Amended and Restated Warrant Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CA HEALTHCARE ACQUISITION CORP.

By:	/s/ Larry J. Neiterman
Name:	Larry J. Neiterman
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Warrant Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President

[Signature Page to Amended and Restated Warrant Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPUTERSHARE INC., and COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent
On Behalf of Both Entities

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Amended and Restated Warrant Agreement]

Number

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Warrants

THIS WARRANT SHALL BE VOID IF NOT

EXERCISED PRIOR TO THE EXPIRATION OF THE

EXERCISE PERIOD PROVIDED FOR IN THE

WARRANT AGREEMENT DESCRIBED BELOW

LUMIRADX LIMITED

A Cayman Island Exempted Company Limited by Shares

With Company Number 314391

CUSIP 12510W 115

Warrant Certificate

This Warrant Certificate certifies that [___], or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase common shares, US$0.0000028 par value per share (the “Common Shares”), of LumiraDx Limited, a Cayman Islands exempted company limited by shares with company number 314391 (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Common Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Common Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Common Share, the Company will, upon exercise, round down to the nearest whole number the number of Common Shares to be issued to the Warrant holder. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per Common Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

[Signature Page Follows]

LUMIRADX LIMITED

By:
Name:
Title:

COMPUTERSHARE INC., and COMPUTERSHARE TRUST COMPANY, N.A., as
Warrant Agent
On Behalf of Both Entities

By:
Name:
Title:

[Signatures Page to Warrant Certificate]

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [___], 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Common Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Common Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Common Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number of Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Common Shares and herewith tenders payment for such Common Shares to the order of LumiraDx Limited (the “Company”) in the amount of $ in accordance with the terms hereof. The undersigned requests that a certificate for such Common Shares be registered in the name of [___], whose address is [___] and that such Common Shares be delivered to [___] whose address is [___]. If said number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of [___], whose address is [___] and that such Warrant Certificate be delivered to [___], whose address is [___].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Common Shares. If said number of Common Shares is less than all of the Common Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of, whose address is and that such Warrant Certificate be delivered to [___], whose address is [___].

[Signature Page Follows]

Date: [___],2021
(Signature)

(Address)
(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

[Signature Page to Election to Purchase]